Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES COMPLETES
DISPOSITION OF THREE ORANGE COUNTY OFFICE BUILDINGS

LOS ANGELES, JULY 3, 2007 – Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced it has completed its previously announced agreement to sell three office properties and one development site in Orange County to a partnership between Rockwood Capital LLC and The Muller Company.   The total sales price was $310 million.  The net proceeds from the sales will be used to pay down the Company’s term loan.

The three office properties sold were:

•	Tower 17 in Irvine, California
•	1100 Executive Tower in Orange, California
•	Lincoln Town Center in Santa Ana, California

Mr. Robert F. Maguire III, our Chairman and Chief Executive Officer commented, “We are pleased with the terms and timing of the disposition of these assets and remain focused on reducing our debt levels by completing the sale of other select properties and by entering into joint ventures with institutional partners with respect to additional assets.”

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’
financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.
For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558